Exhibit 10.27

August 2, 2016

Vincent Conklin
President
Lyotropic Therapeutics, Inc.
10962 Richardson Road Suite H
Ashland, VA 23005

Re: Letter Agreement Regarding Royalty Payments
Dear Vince:
We refer to that certain License and Sublicense Agreement between Lyotropic Therapeutics, Inc. (“Lyotropic”) and Eagle Pharmaceuticals, Inc. (“Eagle”) dated October 16, 2008 (the “Eagle License Agreement”) and that certain License Agreement between Elan Pharma International Ltd. (“Elan”) and Lyotropic dated August 17, 2004 (the “Elan License Agreement”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Eagle License Agreement. This Letter Agreement shall become effective on the date of the last signature below (the “Effective Date”)
In consideration for mutual covenants and commitments set forth herein, Eagle and Lyotropic hereby agree as follows:
1.                  Payment. Within five (5) business days following the Effective Date, Eagle shall pay to Lyotropic US$14,000,000 by wire transfer to a bank account designated by Lyotropic.
2.                  Rebates to Eagle and Continued Payments to Elan. Commencing with the first quarterly royalty payment remitted to Lyotropic following the Effective Date pursuant to Section 6 of the Eagle License Agreement (the “Royalty Payments”),
(a)                Lyotropic shall remit to Elan or its successor in interest pursuant to Section 5.1(A)(ii) of the Elan License Agreement, twenty percent (20%) of that portion of any such Royalty Payment pertaining to Net Sales of the Product made by Eagle or its Affiliates or sublicensees in the Territory, if and to the extent that such payment is then required under the terms and conditions of the Elan License Agreement;
(b)               not later than five (5) business days following Lyotropic’s receipt of the Royalty Payment, Lyotropic shall rebate to Eagle the remainder of the Royalty Payment; provided however
(c)           that Lyotropic shall not be required to rebate to Eagle and shall retain (other than the amounts owed to Elan as provided hereunder) any Royalty Payments on Net Sales of the Product for sales made through July 31, 2016 by Eagle or its Affiliates in the Territory in accordance of the terms and conditions of the Eagle License Agreement.

Exhibit 10.27

(d)     For clarification, Eagle shall continue to remit to Lyotropic those Royalty Payments that relate to Net Sales of the Product, for sales made by Eagle or its Affiliates in the Territory through July 31, 2016, in accordance with the terms and conditions of the Eagle License Agreement, and Lyotropic shall retain any such payments that are refunded by Elan; provided that, any Royalty Payments that relate to Net Sales of the Product for sales made by Eagle or its Affiliates in the Territory after July 31, 2016 that are refunded by Elan or retained by Lyotropic shall be divided equally between Lyoptropic and Eagle.
(e) Notwithstanding any provision of this Letter Agreement, Lyotropic expressly reserves the right to contest that Elan has any remaining “Valid Patent Claims” (as that term is defined in the Elan License Agreement); provided that Lyotropic shall continue to pay Elan an amount equal to three percent (3%) of Net Sales of the Product pursuant to the Elan License Agreement notwithstanding any such objection unless Elan agrees in writing to a reduction of such Royalty Payments.
3.                  Assignment of Elan License Agreement. Following the Effective Date, Eagle shall request Elan’s written consent to an assignment of the Elan License Agreement to Eagle, the terms of which must be acceptable to Eagle and Lyotropic acting reasonably and may include a reduction of the payments to Elan (the “Assignment”); provided, however, that any dispute between Elan and Lyotropic relating to payment of royalties by Lyotropic under the Elan License Agreement prior to such assignment shall not be grounds for Lyotropic to object to the assignment of the Elan License.
(a)                In the event that Elan consents to the Assignment, the Parties agree that, except with respect to those provisions that are intended to survive termination, the Eagle License Agreement shall be terminated by mutual consent of the Parties as of the effective date of the Assignment and Lyotropic shall assign to Eagle all of its rights, interests and titles in and to the Lyotropic IP and to the Ryanodex trademark for use throughout the world without additional payments due of any kind (other than as set forth in this Letter Agreement) pursuant to a form of intellectual property assignment mutually acceptable to the Parties;
(b)              Whether or not the assignment of the Elan License Agreement is achieved, i the event that at any time Elan agrees that the Royalty Rate due from Eagle or Lyotropics under the Elan License Agreement or any successor or other agreement does not exceed three percent (3%) of Net Sales arising from sales of the Product in the United States, Eagle shall pay to Lyotropic an additional payment of US$1,000,000 (the “Rate Reduction Payment”) within five (5) days following the date that such Royalty Rate becomes effective.
(c)                In addition to the payment referenced in Section 4(b) above, in the event that at any time Elan agrees to a royalty payment due from Eagle or Lyotropic under the Elan License Agreement or any successor or other agreement that is less than three percent (3%) of Net Sales arising from sales of the Product in the United States, for all such sales made after the effective date of that royalty reduction, Eagle shall pay to Lyotropic an amount equal to half of the difference between three percent (3%) and the reduced percentage rate referenced in this subparagraph (c). Such payments shall be made to Lyotropic or its designee in accordance with the requirements set forth in Section 6.3 and Section 7.1 of the Eagle License Agreement.
(d)    In the event that Eagle and Elan agree to a buyout of all future Royalty Payments due to Elan, Eagle shall make the Rate Reduction Payment to Lyotropic within five (5) business days

Exhibit 10.27

following the date such buyout is made and Lyotropic and Eagle shall enter into good faith negotiations regarding any additional payments that may be due to Lyotropic to reflect the equal sharing of any projected savings represented by the elimination of such Royalty Payments in light of the amount of such buyout to Elan.
4.       In the event that Elan does not consent to an assignment of the Elan License Agreement and the Royalty Payment due to Elan does not exceed three percent (3%) of Net Sales arising from sales of the Product in the United States, Eagle shall pay to Lyotropic an amount equal to the Rate Reduction Payment in four (4) equal quarterly installments of $250,000 (the “Quarterly Rate Reduction Payments”) commencing on November 15, 2016 and continuing on February 15, 2017, May 15, 2017 and August 15, 2017 ; provided however, that in the event that Elan claims that it is entitled to Royalty Payments in excess of the three percent (3%) Royalty Payment, Eagle shall not be required to make additional Quarterly Rate Reduction Payments until such time as Elan agrees that the Royalty Rate due from Eagle under the Eagle License Agreement does not exceed three percent (3%) of Net Sales arising from sales of the Product in the United States.
5.    Revision of the Eagle License Agreement. The Parties acknowledge that (a) a number of the design, development and support responsibilities imposed on both parties under Section 4 of the Eagle License Agreement with respect to the Product and (b) the Exploitation efforts imposed on Eagle under Section 5.5 are not required or have been fully performed. Therefore, in the event the Eagle License Agreement is not terminated as referenced in Section 4(a) above, the Parties hereby agree to negotiate in good faith to amend the Eagle License Agreement to eliminate or reduce those unneeded responsibilities.
6.                  Governing Law. This letter shall be governed by and construed in accordance with the internal laws of the state of New York, without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of New York.
7.                  Confidentiality. This Letter Agreement, the terms hereof, the matters discussed herein and information provided by one Party to the other in connection herewith (collectively, "Information") are confidential and shall not be disclosed by the receiving Party without the written consent of the other, except to the extent that disclosure is required by law. When disclosure of Information is required by law, the Party making the disclosure shall provide notice of the intended disclosure to the other Party and shall take all reasonable steps to limit the extent of the disclosure to the minimum required to comply with its legal obligations. Neither Party shall have any obligation with respect to any Information that is or becomes publicly available without fault of the Party receiving the Information. Notwithstanding the foregoing, Lyotropic shall have the right to notify Elan of this Letter Agreement in connection with its request for Assignment referenced in Section 4 above and if and to the extent required for Lyotropic to comply with its obligations under the Elan License Agreement.
8.                  No Third-party Beneficiaries. Nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter Agreement.

Exhibit 10.27

9.                  Expenses. Each of the Parties shall bear its respective costs, charges, and expenses for the business review, preparation and negotiation of this Letter Agreement, including, but not limited to, fees of their respective counsel, accountants, and other advisors or consultants.
10.              Miscellaneous. This Letter Agreement contains the full agreement of the Parties with respect to the matters addressed in this Letter Agreement and supersedes and replaces any prior agreements or understanding of the parties with respect thereto. Except as set forth herein, the terms of the Eagle License Agreement shall remain in full force and effect without modification or amendment. Neither this Letter Agreement, nor any rights or obligations hereunder may be assigned, delegated or conveyed by either Party without the prior written consent of the other Party. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter Agreement have been inserted for reference only and shall not be deemed to be a part of this Letter Agreement.

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If you are in agreement with the terms set forth above, please sign this Letter in the space provided below and return an executed copy to the attention of the signatory below.

Very truly yours, EAGLE PHARMACEUTICALS, INC.
By:________________ [Name:] [Title:]

Exhibit 10.27

Agreed to and accepted: LYOTROPIC THERAPEUTICS, INC.
By:_____________ [Name:] [Title:]
cc: [PARTY NAME]